As filed with the Securities and Exchange Commission on May 15, 2019
Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10-Q
Registration Statement
UNDER
THE SECURITIES ACT OF 1933
COUSINS PROPERTIES INCORPORATED
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation or organization)	58-0869052 (I.R.S. Employer Identification No.)
3344 Peachtree Road NE, Suite 1800, Atlanta, Georgia (Address of principal executive offices)	30326-4802 (Zip Code)

Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan
(Full Title of the Plan)
Pamela F. Roper
Executive Vice President, General Counsel and Corporate Secretary
Cousins Properties Incorporated
3344 Peachtree Road NE, Suite 1800
Atlanta, Georgia 30326-4802
(404) 407-1000
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Keith M. Townsend
Alana L. Griffin
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $1.00 per share	15,000,000	$9.20	$138,000,000	$16,726
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that may become issuable under the Cousins Properties Incorporated 2019 Incentive Stock Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transaction.
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low reported market prices of the Registrant’s common stock on the New York Stock Exchange on May 13, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information required by Part I of Form S-8 will be delivered to participants in the Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan pursuant to Rule 428(b) of the Securities Act of 1933, as amended (the “Securities Act”). Consistent with the instructions of Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

3. Incorporation of Documents by Reference.
The following documents that Cousins Properties Incorporated (the “Registrant”) has previously filed with the Commission are incorporated herein by reference:

(a)
Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (including portions of the Registrant’s definitive proxy statement for the 2019 annual meeting of stockholders incorporated by reference therein);

(b)	Quarterly Report on Form 10-Q for the period ended March 31, 2019;

(c)	Current Reports on Form 8-K filed on March 25, 2019 (other than documents or portions of those documents deemed to be furnished but not filed); and

(d)
The description of the Common Stock contained in the Registration Statement on Form 8-A (File No. 1-11312) dated August 4, 1992, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for any portion of any document which is furnished or otherwise not deemed to be filed with the Commission), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in any document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code ("GBCC") provides that a corporation may indemnify an individual made party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Subsection (a) of Section 14-2-853 of the GBCC provides that a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse reasonable expenses incurred by a director who is a party to the proceeding because he or she is a director if he or she delivers to the corporation: (1) a written affirmation of his or her good faith belief that he or she has met the relevant standard of conduct described in Section 14-2-851 of the GBCC or that the proceeding involves conduct for which liability has been eliminated as part of the corporation's articles of incorporation; and (2) his or her written undertaking to repay any funds advanced if it is ultimately determined that the director is not entitled to indemnification under the GBCC. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC regarding the advancement of expenses or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.
Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding. Subsection (a) of Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (b) acts of omission which involve intentional misconduct or a knowing violation of the law; (c) the types of liability set forth in Section 14-2-832 of the GBCC, or (d) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions.
Cousins Properties Incorporated's amended and restated bylaws require the indemnification by the company of its directors and officers to the maximum extent permitted by applicable law. Cousins Properties Incorporated has purchased directors' and officers' liability insurance for the benefit of its directors and officers.
Cousins Properties Incorporated has entered into indemnification agreements with each of its executive officers. The indemnification agreements require, among other matters, that Cousins Properties Incorporated indemnify its executive officers and certain directors to the maximum extent permitted by law.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits to this Registration Statement are incorporated by reference in this Registration Statement.

Exhibit Number		Description
4.1
Restated and Amended Articles of Incorporation of the Registrant, as amended August 9, 1999, filed as Exhibit 3.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2002, and incorporated herein by reference.

4.1.1
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended July 22, 2003, filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on July 23, 2003, and incorporated herein by reference.

4.1.2
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended December 15, 2004, filed as Exhibit 3(a)(i) to the Registrant’s Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

4.1.3
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended May 4, 2010, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed May 10, 2010, and incorporated herein by reference.

4.1.4
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended May 9, 2014, filed as Exhibit 3.1.4 to the Registrant’s Form 10-Q for the quarter ended June 30, 2014, and incorporated herein by reference.

4.1.5
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended October 6, 2016, filed as and incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 7, 2016, and incorporated herein by reference.

4.1.6
Articles of Amendment to Restated and Amended Articles of Incorporation of the Registrant, as amended October 6, 2016, filed as and incorporated by reference from Exhibit 3.1.1 to the Registrant’s Current Report on Form 8-K filed on October 7, 2016, and incorporated herein by reference.

4.2
By-laws of the Registrant, as amended and restated December 4, 2012, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 7, 2012, and incorporated herein by reference.

5.1	†	Opinion of King & Spalding LLP.
23.1	†	Consent of King & Spalding LLP (included in Exhibit 5.1).
23.2	†	Consent of Deloitte & Touche LLP.
24.1	†	Power of Attorney (included in signature page).
99.1		Cousins Properties Incorporated 2019 Omnibus Incentive Stock Plan (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement filed on March 14, 2019).

†	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(l)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on May 15, 2019.

Cousins Properties Incorporated

By:	/s/ M. Colin Connolly
	Name:	M. Colin Connolly
	Title:	President and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregg D. Adzema and Pamela F. Roper, jointly and severally, his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution for him or her in any and all capacities, to do any and all things and to sign any and all documents, including pre- and post-effective amendments, in connection with this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of such attorneys-in-fact or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 15, 2019, by the following persons in the capacities set forth opposite their names.

Signature	Title

/s/ M. Colin Connolly
M. Colin Connolly	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Gregg D. Adzema
Gregg D. Adzema	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ John D. Harris, Jr.
John D. Harris, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Lawrence L. Gellerstedt III
Lawrence L. Gellerstedt III	Executive Chair, Director

/s/ Charles T. Cannada
Charles T. Cannada	Director

/s/ Edward M. Casal
Edward M. Casal	Director

/s/ Robert M. Chapman
Robert M. Chapman	Director

/s/ Lillian C. Giornelli
Lillian C. Giornelli	Director

/s/ S. Taylor Glover
S. Taylor Glover	Lead Director

/s/ Donna W. Hyland
Donna W. Hyland	Director

/s/ R. Dary Stone
R. Dary Stone	Director